As filed with the Securities and Exchange Commission on April 17, 2014

Registration No. 333-194879

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mercury Payment Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	46-4255974
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tech Center Plaza

10 Burnett Court, Suite 300

Durango, Colorado 81301

(970) 247-5557

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matt Taylor

Chief Executive Officer

Mercury Payment Systems, Inc.

Tech Center Plaza

10 Burnett Court, Suite 300

Durango, Colorado 81301

(970) 247-5557

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

William H. Hinman, Jr. Daniel N. Webb Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000	Ross Agre Chief Legal Officer and Secretary Mercury Payment Systems, Inc. Tech Center Plaza 10 Burnett Court, Suite 300 Durango, Colorado 81301 (970) 247-5557	Julie H. Jones Ryan Murr Ropes & Gray LLP Three Embarcadero Center San Francisco, California 94111 (415) 315-6300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment is to file certain exhibits to this Registration Statement as indicated in the Exhibit Index immediately following the signature page hereto, which is incorporated by reference into Item 16(a) of this Registration Statement. No change is made to the prospectus constituting Part I of this Registration Statement or Items 13, 14, 15, 16(b) or 17 of Part II of this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the initial exchange listing fee.

Amount to be paid
SEC Registration Fee		$12,880
FINRA Filing Fee		15,500
Initial Exchange Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*

Total	$	*

*	To be listed in amendment.

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will limit the liability of directors for monetary damages for breach of fiduciary duty owed to the corporation or its stockholders to the fullest extent permitted by the DGCL.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking in certain cases, by or on behalf of an indemnified person, to repay any amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the DGCL against expenses, losses and liabilities that may arise in connection with actual or threatened proceedings in which they are involved by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement or any vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our directors and officers, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.	Recent Sales of Unregistered Securities

On December 9, 2013, the Registrant issued 100 shares of the Registrant’s Class A common stock, par value $0.001 per share, to Mercury Payment Systems, LLC for $1,000. The issuance of such shares of Class A common stock was not registered under the Securities Act of 1933, as amended (the “Securities Act”), because the shares were offered and sold in a transaction exempt from registration under Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits. See Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules. Financial statement schedules are omitted because the information called for is not required or is shown either in the registrant’s consolidated financial statements or the notes thereto.

Item 17.	Undertakings

(1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Registration Statement on Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Durango, State of Colorado, on April 17, 2014.

Mercury Payment Systems, Inc.

By:	/s/ Karsten Voermann
Name: Karsten Voermann
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	* Matt Taylor	Chief Executive Officer (Principal Executive Officer)	April 17, 2014

	/s/ Karsten Voermann Karsten Voermann	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 17, 2014

	* Marc Katz	Chairman of the Board of Directors	April 17, 2014

	* Michael Afergan	Director	April 17, 2014

	* Michael Bingle	Director	April 17, 2014

	* Robert Frankfurt	Director	April 17, 2014

	* Charles Giancarlo	Director	April 17, 2014

	* Glenn Hutchins	Director	April 17, 2014

	*	Director	April 17, 2014
Jeffrey Katz

	* Joseph Osnoss	Director	April 17, 2014

	* Laurence Stone	Director	April 17, 2014

*By:	/s/ Karsten Voermann Attorney-in-Fact		April 17, 2014

EXHIBIT INDEX

Exhibit Number	Description

1.1††	Form of Underwriting Agreement.

2.1††	Form of Agreement and Plan of Merger, among Mercury Payment Systems, Inc., Mercury Payment Systems, LLC, SLP III Quicksilver Feeder Corp., SLP III Quicksilver Feeder I, L.P. and the other parties thereto.

2.2††	Form of Reorganization Agreement, among Mercury Payment Systems, Inc., Mercury Payment Systems, LLC, MPS Merger Sub, Inc., SL Quicksilver LLC, SLP III Quicksilver Feeder I, L.P., SLP III Quicksilver Feeder II, L.P., SLP III Quicksilver Feeder Corp. and the Continuing LLC Owners.

3.1	Form of Amended and Restated Certificate of Incorporation of Mercury Payment Systems, Inc.

3.2	Form of Amended and Restated Bylaws of Mercury Payment Systems, Inc.

4.1††	Form of Class A Common Stock Certificate.

5.1†	Form of Opinion of Simpson Thacher & Bartlett LLP.

10.1††	Amended and Restated Credit Agreement, dated as of , 2014, among Mercury Payment Systems, LLC, Mercury Payment Systems Canada, LLC, MML 1 LLC, and the lenders party thereto.

10.2†*	Global Master Service Agreement, dated as of July 1, 2013, between Mercury Payment Systems, LLC, Global Payment Systems LLC and Global Payments Direct, Inc.

10.3†*	Merchant Services Agreement, dated as of August 10, 2003, between Mercury Payment Systems, LLC and Global Payments Direct, Inc., and Amendment No. 1 through Amendment No. 17 thereto.

10.4†	Assignment and Assumption Agreement, dated as of January 9, 2014, among Global Payments Direct, Inc., Mercury Payment Systems, LLC and Wells Fargo Bank, N.A.

10.5†*	Amended and Restated Merchant Financial Services Agreement, dated February 14, 2014, between Mercury Payment Systems, LLC and Wells Fargo Bank, N.A.

10.7†	Agreement, dated as of June 1, 2012, between Mercury Payment Systems, LLC and Okland Construction Co., Inc., for the Mercury Headquarters Building and Site Infrastructure Development.

10.8†	Agreement, dated as of February 5, 2013, between Mercury Payment Systems, LLC and Okland Construction Co., Inc., for the Mercury Headquarters Building.

10.9††	Form of Third Amended and Restated Limited Liability Company Agreement of Mercury Payment Systems, LLC, among Mercury Payment Systems, Inc., MPS 1, Inc., Mercury Payment Systems II, LLC and SL Quicksilver LLC.

10.10††	Form of Stockholders Agreement, among Mercury Payment Systems, Inc., Mercury Payment Systems, LLC, SL Quicksilver LLC, SLP III Quicksilver Feeder I, L.P. and Continuing LLC Owners.

10.11	Form of Amended and Restated Registration Rights Agreement, among Mercury Payment Systems, Inc., Mercury Payment Systems, LLC, SL Quicksilver LLC, SLP III Quicksilver Feeder I, L.P. and Continuing LLC Owners.

10.12††	Mercury Payment Systems, LLC 2010 Unit Incentive Plan and Amendment thereto.

10.13††	Form of Option Agreement for grants made under the Mercury Payment Systems, LLC 2010 Unit Incentive Plan.

Exhibit Number	Description

10.14	Form of Mercury Payment Systems, Inc. 2014 Stock Award Plan.

10.15	Form of Option Agreement for grants made under the Mercury Payment Systems, Inc. 2014 Stock Award Plan.

10.16	Form of Restricted Stock Unit Award Agreement for grants made under the Mercury Payment Systems, Inc. 2014 Stock Award Plan.

10.17†	Employment Offer Letter, dated February 25, 2013, between Mercury Payment Systems, LLC and Randall Clark.

10.18†	Employment Offer Letter, dated June 14, 2013, between Mercury Payment Systems, LLC and Brett Narlinger.

10.19†	Board Membership Letter Agreement, dated September 24, 2010, between Mercury Payment Systems, LLC and Michael Afergan.

10.20†	Board Membership Letter Agreement, dated October 12, 2010, between Mercury Payment Systems, LLC and Robert Frankfurt.

10.21	Form of Indemnification Agreement between Mercury Payment Systems, Inc. and directors and executive officers of Mercury Payment Systems, Inc.

10.22††	Form of Exchange Agreement, among Mercury Payment Systems, Inc., Mercury Payment Systems, LLC and Continuing LLC Owners.

10.23††	Form of Tax Receivable Agreement with Continuing LLC Owners.

10.24††	Form of Tax Receivable Agreement with SLP III Quicksilver Feeder I, L.P.

21.1	Subsidiaries of the Registrant.

23.1†	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

23.2†	Consent of Ernst & Young LLP.

24.1†	Power of Attorney (included in the signature page to this Registration Statement).

†	Previously filed.
††	To be filed by amendment.
*	Confidential treatment requested as to certain portions, which portions have been provided separately to the Securities and Exchange Commission.